UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DayStar Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Shareholders:

Accompanying this letter is a notice of and invitation to attend a special meeting of the shareholders of DayStar Technologies, Inc. (“DayStar” or the “Company”). At this meeting, you will be asked to consider and approve the Company’s issuance of additional shares of its Common Stock pursuant to the private placement by the Company on May 25, 2006, of a $15 million convertible promissory note (the “Note”) and warrants to purchase shares of common stock to an institutional investor (the “Investor”). This transaction brought much needed capital to the Company, strengthened our balance sheet and provided us with greater financial and operating flexibility. The private placement and related transactions are described in Proposal 1 set forth in the attached Proxy Statement.

The Note may be repaid in either shares of stock or cash. If you approve this transaction, we expect that DayStar will be able to repay the full Note principal amount and interest payments in shares of the Company’s Common Stock, assuming we satisfy certain other conditions, instead of having to use cash which the Company needs to pursue its business plan. The shareholders must approve Proposal No. 1 in order for the Company to be permitted to use shares of DayStar stock to repay much of the Note. WE WILL BE FORCED TO USE CASH TO REPAY MUCH OF THE $15 MILLION WE BORROWED UNLESS THE COMPANY’S SHAREHOLDERS APPROVE PROPOSAL NO. 1, THE PRIVATE PLACEMENT PROPOSAL.

The notice of the meeting and proxy statement on the following pages contain information on Proposal No. 1 and the private placement transaction. We urge you to read the entire proxy statement carefully.

Your Board of Directors approved the private placement transaction, which was completed on May 25, 2006, after the Board determined that the transaction was fair to, and in the best interest of the Company and its shareholders. The Board of Directors recommends that you vote FOR Proposal No. 1 as described in the attached proxy statement.

Your continuing interest in the business of the Company is gratefully appreciated. We hope you will attend the meeting.

Sincerely,

/s/    JOHN R. TUTTLE

John R. Tuttle

CEO and

Chairman of the Board of Directors

Halfmoon, New York

October 6, 2006

13 Corporate Drive

Halfmoon, New York 12065

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

October 30, 2006

To our Shareholders:

A Special Meeting of Shareholders of DayStar Technologies, Inc. (the “Company”) will be held beginning at 11:00 a.m. local time on October 30, 2006 at our offices at 21 Corporate Drive, Halfmoon, New York for the following purpose:

1.	To approve the issuance and sale, to an institutional investor (the “Investor”), pursuant to the terms of a convertible promissory note (the “Note”) issued to the Investor on May 25, 2006 of (1) up to 1,968,217 shares of the Company’s Common Stock (“Shares”) issuable as payment of principal and penalties (if any) on the Note; (2) up to 74,815 Shares issuable as payment of interest on the Note (assuming all interest is paid in Shares except for the first payment of $114,041 which was paid in cash), (3) 782,609 Shares issuable upon exercise of the Class A Warrant and, (4) if the Company requires the Investor to convert the Note in certain circumstances as described below, 550,725 Shares issuable upon exercise of the Class B Warrant.

2.	To consider and vote upon such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on September 1, 2006, as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s Common Stock at the close of business on September 1, 2006 are entitled to notice of, and to vote at the Special Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. A list of Shareholders entitled to vote at the meeting will be available for examination by shareholders at the time and place of the meeting and, during ordinary business hours, for a period of ten days prior to the meeting at the Company’s principal place of business at 13 Corporate Drive, Halfmoon, New York 12065. The accompanying form of proxy is solicited by the Board of Directors of the Company.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE TO ASSURE YOUR STOCK WILL BE REPRESENTED AT THE MEETING. NOT DOING SO MAY HAVE THE UNINTENDED RESULT OF STOCKHOLDER DISAPPROVAL OF THE MATTERS PENDING AT THE MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING, YOU WILL HAVE THE OPPORTUNITY TO REVOKE YOUR PROXY AND VOTE IN PERSON. VOTES WILL BE TABULATED BY INSPECTORS OF ELECTION APPOINTED IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF LAW.

By order of the Board of Directors,

Stephen A. Aanderud

Secretary

13 Corporate Drive

Halfmoon, New York 12065

PROXY STATEMENT

2006 Special Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DayStar Technologies, Inc. (“DayStar” or the “Company”) of proxies to be voted at the 2006 Special Meeting of Shareholders of the Company to be held beginning at 11:00 a.m. local time on October 30, 2006, at our offices at 21 Corporate Drive, Halfmoon, New York, and at any adjournments or postponements thereof. The shares represented by properly completed proxies received prior to the vote will be voted FOR any proposal unless specific instructions to the contrary are given or an abstention from voting is indicated by the shareholder. If no instructions to the contrary are given, and the shareholder has not abstained, such shares will be voted FOR approval of the issuance and sale to an institutional investor (the “Investor”) pursuant to the terms of a convertible promissory note (the “Note”) issued to the Investor on May 25, 2006 of (1) up to 1,968,217 shares of the Company’s Common Stock (“Shares”) issuable as payment of principal and penalties (if any) on the Note; (2) up to 74,815 Shares issuable as payment of interest on the Note (assuming all interest is paid in Shares except for the first payment of $114,041 which was paid in cash), (3) 782,609 Shares issuable upon exercise of the Class A Warrant and (4) if the Company requires the Investor to convert the Note in certain circumstances as described below, 550,725 shares issuable upon exercise of the Class B Warrant. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. The cost of the solicitation of proxies for use at the Meeting will be borne by the Company. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about October 6, 2006.

VOTING

The Notice of Special Meeting, Proxy Statement and Proxy Card are first being mailed to shareholders of the Company on or about October 6, 2006 in connection with the solicitation of proxies for the Special Meeting. The Board of Directors has fixed the close of business on September 1, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 6,709,015 shares of Common Stock outstanding and entitled to vote at the Special Meeting and approximately 6,500 shareholders of record. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Special Meeting.

Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the Special Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting and with respect to Proposal No. 1, the approval of the private placement transaction, and any other matters that come before the meeting, will be excluded entirely from the vote and will have no effect on the vote. Votes will be tabulated by inspectors of election appointed in accordance with the applicable provisions of the Delaware Law.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and Special reports. This means that only one copy of the Company’s Proxy Statement or Special Report to Shareholders may have been sent to multiple shareholders who share an address. The Company will promptly deliver a separate copy of either document to any shareholder upon written or oral request. Requests may be made by mail to: Stephen Aanderud, DayStar Technologies, Inc., 13 Corporate Drive, Halfmoon, New York 12065; by e-mail: saanderud@daystartech.com; or by telephone: (518) 383-4600. Any shareholder who would like to receive separate copies of the Proxy Statement or Special Report to Shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact the Company directly at the address or phone number listed above.

PROPOSAL NO. 1—APPROVAL OF THE PRIVATE PLACEMENT

TRANSACTION AND STOCK ISSUANCE

Introduction

On May 25, 2006, we entered into a series of agreements with an institutional investor (the “Investor”), pursuant to a private placement transaction providing for, among other things, the issuance of the Note (“Note”), a Class A Warrant and a Class B Warrant. The Company received gross proceeds of $15,000,000 from this transaction, which could increase up to $34,400,000, if each of the Class A and Class B warrants is exercised in full, in cash.

We are asking DayStar’s shareholders to approve the issuance and sale to the Investor of (1) up to 1,968,217 shares of the Company’s Common Stock (“Shares”) issuable upon payment of principal and penalties (if any) on the Note; (2) up to 74,815 Shares issuable as payment of interest on the Note (assuming all interest is paid in Shares except for the first payment of $114,041 which was paid in cash), (3) 782,609 Shares issuable upon exercise of the Class A Warrant and, (4) if the Company requires the Investor to convert the Note in certain circumstances as described below, 550,725 Shares issuable upon exercise of the Class B Warrant. If our shareholders do not approve Proposal No. 1, the Company may not issue more than 1,311,488 Shares pursuant to this transaction, or 19.99% of the Company’s outstanding Shares on May 25, 2006, the closing date of the transaction. This would mean the Company would have to repay a substantial portion of the payments due on the Note in cash, which will limit the Company’s ability to fund its business plan.

This Introduction is a brief summary of some of the principal terms of the private placement. A more detailed description is contained below in this Proxy Statement. These summaries are not complete, and are qualified in their entirety by reference to the full text of the agreements, each of which is attached as an exhibit to the Current Report on Form 8-K, which was filed by the Company on May 26, 2006. You should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Reasons for the Private Placement Transaction

The principal reason for the private placement was to provide the Company with working capital to continue to invest in and support the Company’s development, manufacturing, and marketing of photovoltaic (“PV”) products that convert sunlight directly into electricity using our proprietary thin-film, copper-indium-gallium-selenide solar cells, known as CIGS solar cells. The Company is committed to the commercialization of our CIGS solar cells. One of the most significant challenges facing the commercialization of any new technology is the ability to finance that technology to the point of profitable commercialization. The private placement provided the Company with cash to advance the build-out of our manufacturing capacity for our CIGS solar cells. The Company’s Board of Directors approved this transaction to obtain needed funds. The proceeds of the private placement have been and will continue to be used to fund the development and build out of our manufacturing capacity for our CIGS solar cells.

The conversion of payments on the Note and the exercises of the warrants could result in sales of our common stock at prices that are below the market for our common stock at the time of conversion and exercise and could result in substantial dilution to our shareholders.

Background of the Private Placement Transaction

The Company’s Board of Directors and management considered a number of different financing alternatives prior to entering into the financing with the Investor. During 2006, management met with more than twenty private equity groups and investment bankers specializing in private placements. We also evaluated other types of financing.

The Investor presented us with a term sheet. After extensive negotiations, the Investor and the Company agreed to the principal deal terms in April 2006. At a meeting of the Board of Directors on May 24, 2006, the Board approved the private placement. On May 25, 2006, the Company and the Investor signed definitive agreements and the Company issued a press release the next day. We filed the press release with the SEC on May 26, 2006 on Form 8-K and included copies of the definitive agreements with the filing.

Why We Need Shareholder Approval

As a NASDAQ listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. Under Marketplace Rule 4350(i), we must obtain shareholder approval for a transaction involving the sale or issuance of shares of common stock (or securities convertible or exercisable for common stock) at a price below the book value or market value of such shares, where the amount of stock being issued is equal to or greater than 20% of our common stock outstanding prior to such issuance, or represents 20% or more of the voting power outstanding prior to such issuance. As using our Common Stock to repay the Note and to issue shares upon exercise of the warrants would result in a greater than 20% dilution of pre-May 25, 2006 ownership by our shareholders, our agreements with the Investor require that we seek shareholder approval to comply with NASDAQ rules and to clearly describe to our shareholders the potential dilutive effect. In the event we obtain such shareholder approval, using our Common Stock to make payments on the Note and the Investor’s exercise of its warrants may result in the issuance of more than 20% of our common stock outstanding on May 25, 2006 at a price that may be below the market value. Accordingly, we are seeking shareholder approval in order to satisfy Rule 4350(i) and the terms of our agreements with the Investor.

Our agreements with the Investor provide that prior to obtaining shareholder approval, the Company may not issue shares to the Investor if the issuance, when aggregated with all prior issuances pursuant private placement transaction, would exceed 19.99% of our common stock outstanding on May 25, 2006. If we do not obtain shareholder approval, we will be forced to make a significant portion of the payments on the Note, in cash that we need to sustain the Company.

Private Placement

On May 25, 2006, we entered into a series of agreements with the Investor, pursuant to a private placement transaction providing for, among other things, the issuance of a note for aggregate gross proceeds of $15 million (the “Note”), a Class A Warrant for 782,609 shares of the Company’s $.01 par value per share Common Stock (“Common Stock”) and a Class B Warrant for 550,725 shares of Common Stock. The Class B Warrant will not, however, be exercisable for shares of stock until the Company causes a mandatory conversion of the Note into shares of Common Stock. The agreements with the Investor include a Securities Purchase Agreement, a Note, a Class A and a Class B Warrant to Purchase Common Stock, a Registration Rights Agreement, an Escrow Agreement and various ancillary certificates, disclosure schedules and exhibits in support thereof, each dated May 25, 2006.

Securities Purchase Agreement

The Securities Purchase Agreement provides for the Investor’s purchase and the sale by the Company to the Investor of the Note, which is in the aggregate principal amount of $15 million, and the issuance to the Investor of a Class A and a Class B Warrant to purchase Shares. The Securities Purchase Agreement contains representations and warranties of the Company and the Investor which are typical for transactions of this type. The representations and warranties made by the Company in the Securities Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the Investor as part of the Securities Purchase Agreement. Accordingly, the representations and warranties contained in the Securities Purchase Agreement should not be relied upon by third parties who have not reviewed those disclosure schedules.

The Securities Purchase Agreement contains covenants on the part of the Company which are typical for transactions of this type, as well as the following covenants:

•	the obligation to use the proceeds for working capital purposes, but not for the repayment of any other outstanding debt of the Company or its subsidiaries for borrowed money and not for the redemption or repurchase of any equity securities of the Company or any of its subsidiaries;

•	the obligation to not, while the Note is outstanding, directly or indirectly redeem, or pay any cash dividend or distribution on the Company’s Common Stock, without the consent of the holders of the Note;

•	the obligation to not issue any additional Notes or any variable future priced securities;

•	the obligation to not file any registration statements with the SEC within three (3) months following the date the registration statement required by the Registration Rights Agreement is declared effective by the SEC;

•	the obligation of the Company to offer, for a period of two years from the closing date, to the Investor, the opportunity to participate in any subsequent securities offerings by the Company in an aggregate amount up to $15,000,000, subject to certain exceptions; and

•	the obligation to seek stockholder approval of the transaction and if, despite the Company’s best efforts, stockholder approval is not obtained on or before November 30, 2006, to continue to seek stockholder approval every three months thereafter until such stockholder approval is obtained, the Note is no longer outstanding, or August 30, 2007, whichever occurs first.

The Securities Purchase Agreement also obligates the Company to indemnify the Investor and other holders of the securities issued to them for certain losses resulting from (1) any misrepresentation or breach of any representation or warranty made by the Company, (2) any breach of any obligation of the Company, and (3) certain third party claims.

The Note

The Note has an aggregate principal amount of $15 million and is convertible into shares of the Company’s Common Stock at an initial conversion price of approximately $11.50 per share, subject to adjustment (the “Conversion Price”). The Note matures on April 10, 2007, which is at the end of the eight month period beginning on August 10, 2006 (which is two weeks after the date on which the SEC declared effective (the “Effective Date”) the registration statement that was required to be filed by the Registration Rights Agreement (“Registration Statement”)), subject to the right of the holder to extend the date for the payment of any installment of principal described below. The Note bears interest at the rate of 7.5% per annum, which rate is increased to 10% upon the occurrence of an event of default under the Note.

Repayment of Principal

The principal amount of the Note is to be repaid in eight equal installments of $1,875,000, each month, commencing on September 10, 2006, and payable monthly thereafter. Such principal payments may be paid in cash or, at the option of the Company, if certain conditions are satisfied, in Shares of the Company’s Common Stock. Any Shares used to pay an installment of Principal will be valued at the lower of the Conversion Price or a 13.5% discount to the volume weighted average price of the Company’s price for the five days preceding the payment date.

Subject to the Company’s right to require the Investor to convert all or a portion of the Note, which is discussed below, the Investor may, upon notice to the Company, elect to defer payments with respect to a maximum of $7.5 million for a period of up to two years from the date such installment was originally due. In the event that the arithmetic average of the weighted average price of the Common Stock for the five trading days preceding an installment payment date equals or exceeds 150% of the Conversion Price, the installment payment will be deferred to the maturity date.

Payment of Interest

Interest on the Note is payable quarterly and may, at the option of the Company, if certain conditions are satisfied, be paid by the issuance of Shares. Any Shares used to pay interest will be valued at 86.5% of the arithmetic average of the weighted average price of the Common Stock for the five trading days preceding the interest payment date.

Conversion Rights

The Note is convertible at the option of the holders into shares of the Company’s Common Stock at an initial conversion price of approximately $11.50 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to an anti-dilution “weighted average” adjustment which, in the event that the Company is deemed to be issuing certain securities at a price lower than the then applicable conversion price, reduces the conversion price to a lower price that is the weighted average of the current conversion price and the price at which the Company is deemed to be issuing its Common Stock.

Subject to certain conditions, the Company may require the Investor to convert 50%, subject to certain limitations, or 100% of the Note after the SEC has declared effective the Registration Statement. If the Company elects to require such mandatory conversion and the number of shares underlying the Class B Warrant, which is discussed below, that become exercisable in the aggregate by virtue of the Company’s requiring a mandatory conversion, is less than 60% of the quotient of the Conversion Amount of such mandatory conversion divided by the arithmetic average of the weighted average price of the Company’s Common Stock for the five trading days prior to the applicable notice of conversion (the “Uncovered Shares”), then it must issue additional Class B Warrants to the Investor to purchase the Uncovered Shares. The Class B Warrants to be issued pursuant to this transaction are not of the same class, and have different terms, than the Company’s currently outstanding Class B public warrants. The terms of this Class B Warrant are substantially similar to the terms of the Class A Warrant, which is discussed below, except as described below and except that the exercise price of the Class B Warrant will be $17.25 per share, subject to adjustment. The Class B Warrant will terminate contemporaneously with the Class A Warrant.

The Note contains certain limitations on optional and mandatory conversion. For example, it provides that no conversion may be made if, after giving effect to the conversion, the Investor would own in excess of 4.99% of the Company’s outstanding shares of Common Stock. This percentage may, however, be increased, up to 9.99%, at the option of the Investor, upon notice to the Company. Additionally, absent stockholder approval of the transaction, the Company may not issue to the Investor, Shares exceeding an amount equal to 19.99% of its outstanding shares of Common Stock. Regardless of whether Company shareholder approval is obtained, the Company is not obligated to issue any Shares pursuant to the Note if such issuance, when aggregated with all other Shares the Company has issued in connection with this transaction, other than pursuant to exercise of the Warrant, would exceed 1,968,217 Shares.

The Note imposes penalties on the Company for any failure to deliver any shares of its Common Stock issuable upon conversion.

Events of Default

The Note contains a variety of events of default which are typical for transactions of this type, as well as the following events:

•	the failure of the Registration Statement required by the Registration Rights Agreement to be declared effective by the SEC within sixty days after the date required by the Registration Rights Agreement or the lapse or unavailability of such Registration Statement for more than twenty consecutive days or more than an aggregate of sixty days in any 365-day period (other than allowable grace periods under the Registration Rights Agreement);

•	the suspension from trading or failure of the Common Stock to be listed for trading for more than five consecutive days or more than an aggregate of ten days in any 365-day period;

•	the failure to issue shares upon conversion of the Note for more than ten business days after the relevant conversion date or a notice of the Company’s intention not to comply with a request for conversion; and

•	the failure for ten consecutive business days to have reserved for issuance the full number of shares issuable upon conversion of the Note.

If there is an event of default, then the Investor has the right to redeem all or any portion of the Note, at the greater of (i) up to 115% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default, and (ii) the closing sale price for the Company’s Common Stock on the date immediately preceding the event of default multiplied by the number of shares into which the Note (including all principal, interest and late fees) may be converted.

Restricted Transactions

The Note prohibits the Company from entering into certain transactions involving a change of control, unless the successor entity is a public company and such successor entity assumes in writing all of the obligations of the Company under the Note and the other transaction documents.

Moreover, in the event of such a transaction, the Investor has the right to force redemption of the Note, at the greater of (i) the product of (x) 125% of the sum of the amount of principal, interest and late fees to be redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Company’s Common Stock after the announcement of a change of control by (B) the conversion price, and (ii) 125% of the sum of the principal and interest and late fees.

Redemption

At any time on or after August 10, 2006, the Investor may require the redemption of a portion of the Note, in an amount equal to the product of (x) the number of shares of Common Stock that is 20% of the aggregate trading volume of the Common Stock over the prior twenty trading day period, multiplied by (y) the lower of 86.5% of the arithmetic average of the weighted average price of the Common Stock for the five trading days preceding the date on which it delivers its notice of redemption and the Conversion Price. On Friday, August 11, 2006, the Investor notified the Company of its’ intention to redeem $400,000 of the outstanding principal balance of the Note at $7.5992 per share for a total of 52,636 shares, which were issued to the Investor on August 25, 2006.

Covenants

The Note contains a variety of covenants on the part of the Company, which are typical for transactions of this type, as well as the following covenants:

•	in the event that the Company’s closing share price falls below $9 for ten consecutive trading days, the obligation of the Company to deposit an amount of cash equal to 30% of the then outstanding principal amount of the Note into escrow. The parties have agreed, however, that in no event shall the total amount of escrowed funds exceed $3 million. On August 8, 2009, the Company’s closing share price traded below $9.00 per share for 10 consecutive trading days, and on August 9, 2006, the Company deposited $3 million into escrow as required by the Note. In the event that Company’s Common Stock trades at $10 per share or above for 10 consecutive trading days following the Company’s escrow deposit, the Company may receive the escrowed funds. This process will continue until the Note is repaid;

•	the obligation to reserve out of the Company’s authorized and unissued Common Stock a number of shares equal to 130% of the number of shares of Common Stock issuable upon conversion of the Note;

•	the obligation to not incur other indebtedness, except for certain permitted indebtedness;

•	the obligation not to incur liens, except for certain permitted liens;

•	the obligation not to, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

Participation Rights

The holders of the Note are entitled to receive any dividends paid or distributions made to the holders of the Company’s Common Stock on an as if converted basis.

Limitations on Transfer

In addition to customary limitations on the transfer which are typical for transactions of this type, the Investor is prohibited from transferring the Note to a competitor of the Company.

Purchase Rights

If the Company issues options, convertible securities, warrants or similar securities to holders of its Common Stock, the Investor shall have the right to acquire the same as if it had converted the Note.

Class A and Class B Warrants

The Class A Warrants entitle the holders thereof to purchase up to an aggregate of 782,609 shares of the Company’s Common Stock for a period of five years at an exercise price of $12.65 per share. The Class B Warrants entitle the holders thereof to purchase sixty percent of the quotient of (x) the amount converted pursuant to the Company’s mandatory conversion of the Note divided by (y) the arithmetic average of the weighted average price of the Common Stock on each of the five consecutive trading days immediately preceding the date of the forced conversion by the Company. The Class B Warrant will, however, be exercisable for zero shares of stock until the Company causes a mandatory conversion of the Note into shares of Common Stock. The Class B Warrants are coterminous with the Class A Warrants and are exercisable at an exercise price of $17.25 per share. The Warrants provide for exercises for cash as well as for cashless exercises under certain conditions.

Similar to the Note, the Warrants require payments to be made by the Company for failure to deliver the shares of Common Stock issuable upon exercise. It also contains similar limitations on exercise, including the limitation that the Investor may not own in excess of 4.99% of the Company’s outstanding shares of Common Stock (subject to an increase, at the option of the Investor, of up to 9.99%) and the limitation that, absent stockholder approval of the transaction, the Company may not issue to the Investor shares of its Common Stock exceeding an amount equal to 19.99% of its outstanding shares of Common Stock.

Anti-Dilution Protection

The exercise price of the Class A Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustments for stock splits, combinations or similar events. Moreover, except in the case of issuances of certain excluded securities, in the event that the Company issues additional securities at a purchase price less than the current exercise price, the Investor’s exercise price shall be reduced to an amount equal to the new issuance price unless such amount is greater than the exercise price then in effect, in which case the exercise price then in effect shall not be adjusted.

In addition, in the event that the Company issues warrants at an exercise price of less than $22 per share to the holders of its outstanding Class B public warrants in an attempt to encourage such holders to exercise such warrants, then the exercise price with respect to the Class A Warrants then in effect shall be reduced by an amount equal to the difference between $22 and the per share exercise price of such new warrants unless such difference is less than $1.00.

If the price of the Company’s Common Stock exceeds two times the original exercise price with respect to the Warrants for 90 consecutive trading days, the Warrants shall no longer be subject to the anti-dilutive protection.

The Class B Warrants are subject to similar anti-dilution protection, but in the event that the Company issues additional securities at a purchase price that is less than the then current exercise price, the exercise price of the Class B Warrants will be equal to 150% of the conversion price of the Note, as then in effect.

Change of Control

Upon the occurrence of a transaction involving a change of control, the holders of the Class A Warrants will have the right to have the Warrants repurchased for a purchase price in cash equal to the Black Scholes value (as calculated pursuant to the Warrants) of the then unexercised portion of the Warrants. The Class B Warrant is not subject to this provision until after a mandatory conversion of the Note by the Company (the “Conversion Trigger Date”).

Purchase Rights

If the Company issues options, convertible securities, warrants, stock, or similar securities to holders of its Common Stock, the Investor shall have the right to acquire the same as if it had exercised the Warrants. The Class B Warrant is not subject to this provision until the Conversion Trigger Date.

Shares Issuable Pursuant to this Transaction

The maximum number of Shares issuable by the Company pursuant to this transaction if our shareholders do not approve Proposal No. 1 is 1,311,488 Shares, or 19.99% of the Company’s outstanding Shares on the closing date of the transaction. If shareholder approval is obtained, the maximum number of Shares issuable by the Company pursuant to the transaction is 3,376,366, which includes 1,968,217 Shares issuable upon conversion of and potential penalties on the Note (which is limited to 30% of the Company’s outstanding Shares on the closing date of the transaction), 74,815 Shares issuable as payment of interest on the Note (assuming all remaining interest is paid in Shares except for the first payment of $114,041 which was paid in cash), 782,609 Shares issuable upon exercise of the Class A Warrant and, if the Company requires the Investor to convert the Note in certain circumstances as described above, 550,725 Shares issuable upon exercise of the Class B Warrant.

Registration Rights Agreement

The Registration Rights Agreement requires the Company to file a registration statement with the SEC for the resale of 3,492,852 Shares. The registration statement must be filed within 30 days of the closing date, must be declared effective by the SEC within 120 days (or 90 days if there is no review of the registration statement by the SEC), and must remain effective and available for use until the earlier of the date the Investor can sell all of the securities covered by the registration statement without restriction pursuant to SEC Rule 144(k) and the date all of such securities have been sold pursuant to the registration statement. If the Company fails to meet the deadlines for the filing or the effectiveness of the registration statement or, subject to certain “grace periods” periods of up to 10 consecutive days (but no more than 30 days in any 365-day period), if the registration statement is unavailable after it becomes effective, the Company is required to pay liquidated damages of 2% of the outstanding principal amount of the Note on the date of such failure and on every 30th day thereafter until such failure is cured. If the Company fails to have the Registration Statement declared effective within 120 days, it will owe an additional penalty of 2% of the outstanding principal amount of the Note on the date of such failure. The total penalties payable for failure to have a Registration Statement declared effective are capped at 10%. The Registration Rights Agreement provides for customary indemnification for the Company and the Investor. The Company filed this Registration Statement on June 8, 2006, and it was declared effective by the SEC on July 27, 2006.

Escrow Agreement

Under the terms of the Escrow Agreement, the Company has agreed that, in the event that the Company’s Share price closes below $9 for ten consecutive trading days, the Company will deposit an amount of cash equal to 30% of the then outstanding principal amount of the Note into escrow, provided that in no event shall the total amount of escrowed funds exceed $3 million, and the escrow agent has agreed to hold and administer such escrowed funds. On August 8, 2006, the Company’s share price closed below $9 per share for ten consecutive trading days and the Company placed $3 million into escrow. In the event that the Company’s Common Stock closes at $10 per share or above for ten consecutive trading days following the Company’s escrow deposit, the escrowed funds will be returned to the Company. This process will continue until the Note is repaid. The Escrow Agreement contains provisions which are typical for transactions of this type.

Placement Agent

Ardour Capital Investments, LLC (the “Placement Agent”) acted as our placement agent in the Private Placement. Pursuant to our agreement with the Placement Agent, we paid the Placement Agent $670,000 and a warrant to purchase 26,087 shares of the Company’s Common Stock at $12.00 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 1.

PRINCIPAL EFFECTS OF APPROVAL OR NON-APPROVAL

If the shareholders approve Proposal No. 1, the Company can retain for use in the Company’s operations, the net proceeds received from the $15 million it received pursuant to the Note and related transaction documents described in this Proxy Statement.

If the shareholders do not approve Proposal No. 1, the Company may not issue pursuant to the private placement transaction with the Investor, more than 19.99% (or 1,311,488 Shares) of the Company’s outstanding Shares of Common Stock on the closing date of the transaction. The consequence would be that the Company would have to repay a substantial portion of the payments due on the Note to the Investor in cash. In that event, there would be a substantial risk that the Company may not have sufficient capital to finance our 2006-2007 growth plans and may have to reduce or eliminate some or all of our operations, which would have a significant negative effect on the Company, our operations and our prospects.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

To be eligible for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposal, be received by the Secretary of the Company at the Company’s principal executive offices at 13 Corporate Drive, Halfmoon, New York 12065 by January 19, 2007 or it will be considered untimely.

A shareholder proposal (including a nomination of any person to be elected as a director of the Company) submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) must be submitted in compliance with the Company’s Bylaws as they are in effect prior to the Special Meeting, and notice must be received by the Company by no later than sixty (60) days before the date of the Annual Meeting of shareholders or (if later) ten (10) days after the first public notice of that meeting is sent to shareholders. The notice must set forth: (1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the Annual Meeting; (2) with respect to each such shareholder, that shareholder’s name and address (as they appear on the records of the Company), business address and telephone number, residence address and telephone number, and the number of shares of each class of stock of the Company beneficially owned by that shareholder; (3) any interest of the shareholder in the proposed business; (4) the name or names of each person nominated by the shareholder to be elected or re-elected as a director, if any; and (5) with respect to each nominee, that nominee’s name, business address and telephone number, and residence address and telephone number, the number of shares, if any, of each class of stock of the Company owned directly and beneficially by that nominee, and all information relating to that nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act, or any provision of law subsequently replacing Regulation 14A, together with a duly acknowledged letter signed by the nominee stating his or her acceptance of the nomination by that shareholder, stating his or her intention to serve as a director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election.

Any shareholder wishing to communicate with the Board of Directors, or one or more members, may do so by addressing his, her or its written correspondence to DayStar Technologies, Inc., Board of Directors, c/o Corporate Secretary. The Secretary of the Company will promptly forward all such communications to the specified addressees.

NO APPRAISAL RIGHTS

Under Delaware law, shareholders are not entitled to appraisal rights with respect to Proposal No. 1, the Private Placement proposal.

REQUIRED VOTE

The affirmative vote of the shareholders having a majority of the voting power of all shares present, in person or by proxy, and entitled to vote at the Meeting, voting as a single class, is required to approve and ratify Proposal No. 1, the Private Placement proposal.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Special Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the meeting.

All expenses incurred in connection with this solicitation of proxies will be borne by the Company.

It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

By order of the Board of Directors,

Stephen A. Aanderud Secretary

Dated: October 6, 2006

PROXY

DayStar Technologies, Inc.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

October 30, 2006

Solicited on Behalf of the Board of Directors of the Company

PROXY

The undersigned hereby appoints John R. Tuttle and Stephen A. Aanderud as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Special Meeting of Shareholders of DayStar Technologies, Inc. to be held on Monday, October 30, 2006 beginning at 11:00 A.M. local time and at any adjournments or postponements thereof:

1. APPROVE THE ISSUANCE AND SALE, PURSUANT TO A PRIVATE PLACEMENT TRANSACTION DATED MAY 25, 2006, TO THE INSTITUTIONAL INVESTOR (“INVESTOR”) OF (1) UP TO 1,968,217 SHARES ISSUABLE AS PAYMENT OF PRINCIPAL AND PENALTIES (IF ANY) ON THE NOTE; (2) UP TO 74,815 SHARES ISSUABLE AS PAYMENT OF INTEREST ON THE NOTE (ASSUMING ALL INTEREST IS PAID IN SHARES OF COMMON STOCK EXCEPT FOR THE FIRST PAYMENT OF $114,041 WHICH WAS PAID IN CASH), (3) 782,609 SHARES ISSUABLE UPON EXERCISE OF THE CLASS A WARRANT AND, (4) IF THE COMPANY REQUIRED THE INVESTOR TO CONVERT THE NOTE IN CERTAIN CIRCUMSTANCES AS DESCRIBED BELOW, 550,725 SHARES ISSUABLE UPON EXERCISE OF THE CLASS B WARRANT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

é    DETACH PROXY CARD HERE    é

Please Detach Here

é    You Must Detach This Portion of the Proxy Card    é

Before Returning it in the Enclosed Envelope

DAYSTAR TECHNOLOGIES, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ISSUANCE AND SALE, PURSUANT TO A PRIVATE PLACEMENT TRANSACTION, TO AN INSTITUTIONAL INVESTOR (“INVESTOR”), OF (1) UP TO 1,968,217 SHARES ISSUABLE AS PAYMENT OF PRINCIPAL AND PENALTIES (IF ANY) ON THE NOTE; (2) UP TO 74,815 SHARES ISSUABLE AS PAYMENT OF INTEREST ON THE NOTE (ASSUMING ALL INTEREST IS PAID IN SHARES OF COMMON STOCK EXCEPT FOR THE FIRST PAYMENT OF $114,041 WHICH WAS PAID IN CASH), (3) 782,609 SHARES ISSUABLE UPON EXERCISE OF THE CLASS A WARRANT AND, (4) IF THE COMPANY REQUIRES THE INVESTOR TO CONVERT THE NOTE IN CERTAIN CIRCUMSTANCES AS DESCRIBED BELOW, 550,725 SHARES ISSUABLE UPON EXERCISE OF THE CLASS B WARRANT. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:                                     , 2006

Signature or Signatures

Please date and sign exactly as your name or names appear below. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

PLEASE VOTE, SIGN, AND RETURN THE

ABOVE PROXY.